Exhibit (h)(3)

CLASS T DISTRIBUTION PLAN PURSUANT TO RULE 12b-1
OF
OAKTREE/BROOKFIELD ADVISED INTERVAL FUNDS

WHEREAS, each closed-end management investment company listed on Schedule A attached hereto (each, a “Fund,” and collectively, the “Funds”) is operated as a closed-end interval fund pursuant to Rule 23c-3 under the Investment Company Act of 1940, as amended (the “Act”);

WHEREAS, each Fund relies on an exemptive order granted by the Securities and Exchange Commission (the “Multi-Class Order”) permitting the Fund to issue multiple classes of shares and to impose asset-based distribution fees and early withdrawal charges so long as the Fund complies with the provisions of Rules 6c-10, 12b-1, 17d-3, 18f-3, 22d-1 and, where applicable, 11a-3 under the 1940 Act, as amended from time to time, as if those rules applied to closed-end management investment companies, and complies with Financial Industry Regulatory Authority (“FINRA”) Rule 2341(d), as amended from time to time;

WHEREAS, Quasar Distributors, LLC (the “Distributor”) presently serves as the principal distributor of the Shares pursuant to the distribution agreement between each Fund and the Distributor, which distribution agreement has been duly approved by the Board of Directors of each Fund (the “Board”), in accordance with the requirements of the Act (the “Distribution Agreement”);

WHEREAS, each Fund has established and plans to offer Shares of its beneficial interest denominated as Class T Shares of each Fund (the “Class T Shares”), pursuant to Rule 18f-3 under the Act that permits the Fund to implement a multiple distribution system providing investors with the option of purchasing Shares of various classes;

WHEREAS, certain shareholders of the Funds may require distribution and/or related services that are in addition to services required by other shareholders, and the provision of such services to shareholders requiring these services may benefit such shareholders and facilitate their ability to invest in the Funds;

WHEREAS, issuance of shares of the Funds in a class subject to a fee for the Funds’ cost of providing distribution and/or related services would allocate the Funds’ expense of rendering such services to the shareholders of such class who receive such additional services;

WHEREAS, the Board as a whole, and the Directors who are not interested persons of a Fund (as defined in the Act) and who have no direct or indirect financial interest in the operation of the distribution plan or any agreements related to the plan (the “Disinterested Directors”), have determined, after review of all information and consideration of all pertinent facts reasonably necessary to an informed determination, that it would be desirable to adopt a distribution plan for the Class T Shares of the Funds and that, in the exercise of reasonable business judgment and in light of their fiduciary duties, that there is a reasonable likelihood that a distribution plan containing the terms set forth herein (the “Plan”) will benefit each Fund and the shareholders of the Class T Shares, and have accordingly approved the Plan by votes cast in person at a meeting called for the purpose of voting on the Plan; and

WHEREAS, this Plan governs the Class T Shares of each Fund and does not relate to any class of Shares which may be offered and sold by the Funds other than the Class T Shares.

NOW, THEREFORE, in consideration of the foregoing, each Fund hereby adopts the Plan in accordance with Rule 12b-1 under the Act on the following terms and conditions:

In consideration of the services to be provided, and the expenses to be incurred, by the Distributor pursuant to the Distribution Agreement, the Fund will pay to the Distributor as payments (the “Payments”) in connection with the distribution of Class T Shares of each Fund an aggregate amount at a rate of 0.75% per year of the average daily net assets of the Class T Shares of each Fund. Such Payments shall be accrued daily and paid monthly in arrears or shall be accrued and paid at such other intervals as the Board shall determine. Each Fund’s obligation hereunder shall be limited to the assets of the Class T Shares and shall not constitute an obligation of the Fund except out of such assets and shall not constitute an obligation of any shareholder of the Fund. Such payments will not increase the amount which the Funds are permitted to pay hereunder and shall not increase the amount each Fund is required to pay to the Adviser, administrator, or the Distributor for any fiscal year under each Fund’s investment advisory agreement or administration agreement between a Fund and the Adviser and administrator, or the Distribution Agreement, in effect for that year.

In consideration of the Payments provided hereunder, the Distributor shall provide in respect of Class T shares (either directly or by procuring through other entities, including various financial services firms such as broker-dealers and registered investment advisers (“Service Organizations”)) distribution services. Distribution services include some or all of the following services and facilities in connection with direct purchases by shareholders or in connection with products, programs or accounts offered by such Service Organizations: (i) facilities for placing orders directly for the purchase of a Fund’s shares; (ii) advertising with respect to a Fund’s Class T shares; (iii) providing information about the Funds; (iv) providing facilities to answer questions from prospective investors about the Funds; (v) receiving and answering correspondence, including requests for prospectuses and statements of additional information; (vi) preparing, printing and delivering prospectuses and shareholder reports to prospective shareholders; and (vii) assisting investors in applying to purchase Class T shares and selecting dividend and other account options.

Each Fund is hereby authorized and directed to enter into appropriate written agreements with the Distributor and each other person to whom the Fund intends to make any Payment, and the Distributor is hereby authorized and directed to enter into appropriate written agreements with each person to whom the Distributor intends to make any payments in the nature of a Payment. The foregoing requirement is not intended to apply to any agreement or arrangement with respect to which the party to whom Payment is to be made does not have the purpose set forth in Section 2 above.

Each agreement required to be in writing by Section 3 must be approved by a majority of the Board (“Board Approval”) and by a majority of the Disinterested Directors (“Disinterested Director Approval”), by vote cast in person at a meeting called for the purposes of voting on such agreement. All determinations or authorizations of the Board hereunder shall be made by Board Approval and Disinterested Director Approval.

The officers, Adviser, administrator or Distributor of a Fund, as appropriate, shall provide to the Board and the Board shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such Payments were made.

To the extent any activity is covered by Section 2 and is also an activity which a Fund may pay for on behalf of the Class T Shares without regard to the existence or terms and conditions of a plan of distribution under Rule 12b-l of the Act, this Plan shall not be construed to prevent or restrict the Fund from paying such amounts outside of this Plan and without limitation hereby and without such payments being included in calculation of Payments subject to the limitation set forth in Section 1.

This Plan shall not take effect until it has been approved by a vote of at least a majority of the Class T Shares of each Fund. This Plan may not be amended in any material respect without Board Approval and Disinterested Director Approval and may not be amended to increase the maximum level of Payments permitted hereunder without such approvals and further approval by a vote of at least a majority of the Class T Shares of the affected Fund. This Plan may continue in effect for longer than one year after its approval by a majority of the Class T Shares of each Fund only as long as such continuance is specifically approved at least annually by Board Approval and by Disinterested Director Approval.

This Plan may be terminated at any time by a vote of the Disinterested Directors, cast in person at a meeting called for the purposes of voting on such termination, or by a vote of at least a majority of the Class T Shares of the relevant Fund.

For purposes of this Plan, the terms “interested person” and “related agreement” shall have the meanings ascribed to them in the Act and the rules adopted by the Securities and Exchange Commission thereunder and the term “vote of a majority of the Class T Shares” of a Fund shall mean the vote, at the annual or a special meeting of the holders of the Class T Shares duly called, (a) of 67% or more of the voting securities present at such meeting, if the holders of more than 50% of the Class T Shares of the Fund outstanding on the record date for such meeting are present or represented by proxy or, if less, (b) more than 50% of the Class T Shares of the Fund outstanding on the record date for such meeting.

Dated:

SCHEDULE A

Oaktree Diversified Income Fund Inc.

Dated:

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